UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Verigy Ltd.

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[The following email was sent by Verigy Ltd. to certain institutional holders of our ordinary shares beginning on March 18, 2010]

[Shareholder], we spoke briefly re: our shareholder proposal this year to amend the 2006 equity incentive plan and was hoping to be able to answer any questions that you may have, as well as seek your support in approval through your proxy department.

I wanted to ensure that you have an opportunity to understand the ISS recommendation against and why we believe that their view on our proposal # 8 is not warranted.

They are looking at our overhang based on Singapore guidelines since in fact, we are a SGP-domiciled legal entity. We think a more appropriate compare is US technology companies, especially semi-cap and semiconductor.

With the approval of these 3M shares, our overhang would be approximately 16%, vs a SGP guideline of 10%. However, their median guideline for US semi and semi-cap is 22% and 16%, respectively. The main reason for the low overhang guideline is recognition of the fact that equity is not used very deep in Singaporean companies, and more likely than not limited to officers.

We think that it’s critical to use equity in order to be able to be able to attract and retain key talent. and we do that here in the US where we are well within ISS guidelines on a comparable basis.

In addition, our average burn rate over the last 3 years has been 2.7%, and we anticipate this to be 2.1% in FYE 2010, assuming that the proposal passes. The ISS guidelines run 2% - 3%, depending on annual and 3 year utilization cycles.

Again, we believe that on a comparable basis, versus SGP guides, Verigy would otherwise receive a favorable ISS recommendation.

Would very much appreciate your support on this since we realize that some firms may simply follow the ISS/Risk Metrics recommendation.

If I can answer any questions that you have on this, please feel free to call me.

Best regards,

Bob Nikl

Chief Financial Officer